WATERBERG PGM PROJECT Corporate Presentation May 3, 2018 Drilling at Waterberg PGM Discovery PLG: NYSE AMERICAN PTM: TSX A final base shelf prospectus containing important information relating to the securities described in this document has been filed with securities regulatory authorities in each of the provinces of Canada, except Québec. A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document. This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision. Free Writing Prospectus dated May 3, 2018 Relating to Preliminary Prospectus Supplement dated May 3, 2018 Filed Pursuant to Rule 433 under the Securities Act of 1933 Registration Statement No. 333-213985

The issuer has filed a registration statement (including a prospectus) and prospectus supplement with the SEC for the offering (the “Offering”) to which this communication relates. Before you invest, you should read the prospectus in that registration statement; the prospectus supplement; the documents incorporated by reference herein and other documents the issuer has filed with the SEC for more complete information about the issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-678-9147. FREE WRITING PROSPECTUS

All capitalized terms used in these Cautionary Statements have the meaning ascribed to those terms in the final base shelf prospectus dated October 14, 2016 (the “Prospectus”) and the shelf prospectus supplement (the “Prospectus Supplement”) dated May 3, 2018. Although the Company has applied to list the Warrants on the TSX, there is currently no market through which the Warrants may be sold and purchasers may not be able to sell such securities. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of the trading price, the liquidity of the securities and the extent of issuer regulation. An investment in the Units is highly speculative and involves a high degree of risk. See ‘‘Cautionary Note Regarding Forward Looking Statements’’ in this presentation and ‘‘Cautionary Note Regarding Forward Looking Statements’’ and ‘‘Risk Factors’’ in the Prospectus and in the Prospectus Supplement and in the documents incorporated by reference therein. The Underwriters propose to offer the Units to the public initially at the Offering Price. If all of the Units are not sold at the Offering Price, the Underwriters may decrease the Offering Price and change the other selling terms. The compensation realized by the Underwriters will decrease by the amount that the aggregate price paid by the purchasers for the Units is less than the gross proceeds paid by the Underwriters to the Company. The decrease in the Offering Price will not decrease the amount of net proceeds of the Offering to the Company. See ‘‘Plan of Distribution’’ in the Prospectus and in the Prospectus Supplement. Neither the United States Securities and Exchange Commission (the ‘‘SEC’’) nor any state or Canadian securities regulator has approved or disapproved of the securities offered by the Prospectus and the Prospectus Supplement, passed upon the accuracy or adequacy of the Prospectus and the Prospectus Supplement or determined if the Prospectus or the Prospectus Supplement are truthful or complete. Any representation to the contrary is a criminal offence. Investors should rely only on the information contained in or incorporated by reference in the Prospectus and the Prospectus Supplement and on the other information included in the registration statement on Form F-10 of which the Prospectus and the Prospectus Supplement form a part (the ‘‘Registration Statement’’). The Company has not authorized anyone to provide investors with different information. The Company is not making an offer of the Units in any jurisdiction where such offer is not permitted. An investor should assume that the information appearing in the Prospectus and the Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference therein is accurate only as of the date of that document unless specified otherwise. The Company’s business, financial condition, results of operations and prospects may have changed since those dates. Cautionary Statements

Prospective investors should be aware that the acquisition of the Securities may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully in the Prospectus or the Prospectus Supplement. Prospective investors should read the tax discussion contained in the Prospectus Supplement and consult their own tax advisors with respect to their own particular circumstances. CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS This presentation, the Prospectus and the Prospectus Supplement, and the documents incorporated by reference therein, contain ‘‘forward looking statements’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 and ‘‘forward looking information’’ within the meaning of applicable Canadian securities legislation (collectively, ‘‘Forward Looking Statements’’). All statements, other than statements of historical fact, that address activities, events or developments that the Company believes, expects or anticipates will, may, could or might occur in the future are Forward Looking Statements. The words ‘‘expect’’, ‘‘anticipate’’, ‘‘estimate’’, ‘‘may’’, ‘‘could’’, ‘‘might’’, ‘‘will’’, ‘‘would’’, ‘‘should’’, ‘‘intend’’, ‘‘believe’’, ‘‘target’’, ‘‘budget’’, ‘‘plan’’, ‘‘strategy’’, ‘‘goals’’, ‘‘objectives’’, ‘‘projection’’ or the negative of any of these words and similar expressions are intended to identify Forward Looking Statements, although these words may not be present in all Forward Looking Statements. Forward Looking Statements included or incorporated by reference in this presentation, the Prospectus, the Prospectus Supplement, and the documents incorporated by reference therein, as applicable, include, without limitation, statements with respect to: the receipt and realization of proceeds from the Share Transaction component of the Maseve Sale Transaction; the timely completion of additional required financings and the potential terms thereof; the Company’s submission of a plan to the NYSE American to regain compliance with the continued listing criteria, the NYSE American’s acceptance thereof, the Company regaining compliance with the continued listed criteria, and the potential of the NYSE American initiating delisting procedures; the repayment and compliance with the terms of indebtedness; any potential exercise by Implats of the Purchase and Development Option; the successful closing of the HCI Private Placement, the use of proceeds therefrom and any board appointments or participations in this Offering or future offerings of the Company by HCI; any potential exercise of the Over-Allotment Option by the Underwriters and the use of proceeds from the Offering by the Company; the completion of the DFS and filing of a mining right application for, and other developments related to, the Waterberg Project; the adequacy of capital, financing needs and the availability of and potential for obtaining further capital; revenue, cash flow and cost estimates and assumptions; future events or future performance; governmental and securities exchange laws, rules, regulations, orders, consents, decrees, provisions, charters, frameworks, schemes and regimes, including interpretations of and compliance with the same; developments in South African politics and laws relating to the mining industry; anticipated exploration, development, construction, production, permitting and other activities on the Company’s properties; project economics; future metal prices and exchange rates; mineral reserve and mineral resource estimates; and potential changes in the ownership structures of the Company’s projects. Forward Looking Statements reflect the current expectations or beliefs of the Company based on information currently available to the Company. Forward Looking Statements in respect of capital costs, operating costs, production rate, grade per tonne and concentrator and smelter recovery are based upon the estimates in the technical report referred to in this presentation, the Prospectus, the Prospectus Supplement and in the documents incorporated by reference therein and ongoing cost estimation work, and the Forward Looking Statements in respect of metal prices and exchange rates are based upon the three year trailing average prices and the assumptions contained in such technical report and ongoing estimates. Cautionary Statements

Forward Looking Statements are subject to a number of risks and uncertainties that may cause the actual events or results to differ materially from those discussed in the Forward Looking Statements, and even if events or results discussed in the Forward Looking Statements are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on, the Company. Factors that could cause actual results or events to differ materially from current expectations include, among other things: the Company’s additional financing requirements; risks relating to delays in or the Company’s inability to receive or realize the proceeds of, or possible litigation resulting from, the Share Transaction component of the sale of the Maseve Mine, also known as Project 1 and Project 3 of what was formerly the WBJV; the inability of the Company to generate sufficient cash flow or raise sufficient additional capital to make payment on its indebtedness, and to comply with the terms of such indebtedness, and the restrictions imposed by such indebtedness; the LMM Facility is, and any new indebtedness may be, secured and the Company has pledged its shares of PTM RSA and PTM RSA has pledged its shares of Waterberg JV Co. to Liberty Metals & Mining Holdings, LLC, a subsidiary of LMM under the LMM Facility, which potentially could result in the loss of the Company’s interest in PTM RSA and the Waterberg Project in the event of a default under the LMM Facility or any new secured indebtedness; risks relating to the Company’s ability to continue as a going concern; the Company’s history of losses; the Company’s negative cash flow; uncertainty of estimated production, development plans and cost estimates for the Waterberg Project; discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs, between actual and estimated metallurgical recoveries and between estimated and actual production; fluctuations in the relative values of the U.S. Dollar, the South African Rand and the Canadian Dollar; volatility in metals prices; the failure of the Company or the other shareholders to fund their pro rata share of funding obligations for the Waterberg Project; any disputes or disagreements with the other shareholders of Waterberg JV Co. or Mnombo or the former shareholders of Maseve; completion of the DFS for the Waterberg Project, which is subject to resource upgrade and economic analysis requirements; the ability of the Company to retain its key management employees and skilled and experienced personnel; contractor performance and delivery of services, changes in contractors or their scope of work or any disputes with contractors; conflicts of interest among the Company’s officers and directors; litigation or other legal or administrative proceedings brought against the Company; actual or alleged breaches of governance processes or instances of fraud, bribery or corruption; the possibility that the Company may become subject to the Investment Company Act; exploration, development and mining risks and the inherently dangerous nature of the mining industry, including environmental hazards, industrial accidents, unusual or unexpected formations, safety stoppages (whether voluntary or regulatory), pressures, mine collapses, cave ins or flooding and the risk of inadequate insurance or inability to obtain insurance to cover these risks and other risks and uncertainties; property and mineral title risks including defective title to mineral claims or property; changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, South Africa or other countries in which the Company does or may carry out business in the future; equipment shortages and the ability of the Company to acquire the necessary access rights and infrastructure for its mineral properties; environmental regulations and the ability to obtain and maintain necessary permits, including environmental authorizations and water use licences; extreme competition in the mineral exploration industry; delays in obtaining, or a failure to obtain, permits necessary for current or future operations or failures to comply with the terms of such permits; any adverse decision in respect of the Company’s mineral rights and projects in South Africa under the MPRDA; risks of doing business in South Africa, including but not limited to, labour, economic and political instability, potential changes to and failures to comply with legislation and interruptions or shortages in the supply of electricity or water; the failure to maintain or increase equity participation by historically disadvantaged South Africans in the Company’s prospecting and mining operations and to otherwise comply with the Mining Charter or any subsequent mining charter; certain potential adverse Canadian tax consequences for foreign-controlled Canadian companies that Cautionary Statements acquire the Common Shares; the risk that the Company’s Common Shares may be delisted, or that the Company may be required to effect a reverse stock split in order to maintain the listing of the Common Shares on the NYSE American; volatility in the price of the Common Shares; the lack of a public market for Warrants, and the potential inability of the investors to resell the Warrant Shares at or above the Warrant Exercise Price, if at all; possible dilution to holders of Common Shares upon the exercise or conversion of outstanding stock options, warrants or convertible notes, as applicable; any designation of the Company as a ‘‘passive foreign investment company’’ and potential adverse U.S. federal income tax consequences for U.S. shareholders; and the other risks disclosed under the heading ‘‘Risk Factors’’ in the Prospectus, in the Prospectus Supplement and in the Form 20-F and AIF, as well as in the documents incorporated by reference therein. These factors should be considered carefully, and investors should not place undue reliance on the Forward Looking Statements. In addition, although the Company has attempted to identify important factors that could cause actual actions or results to differ materially from those described in the Forward Looking Statements, there may be other factors that cause actions or results not to be as anticipated, estimated or intended. The mineral resource and mineral reserve figures referred to in this presentation, the Prospectus, the Prospectus Supplement and the documents incorporated therein by reference are estimates and no assurances can be given that the indicated levels of platinum, palladium, rhodium and gold will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and mineral reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Any inaccuracy or future reduction in such estimates could have a material adverse impact on the Company. Any Forward Looking Statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, the Company disclaims any intent or obligation to update any Forward Looking Statement, whether as a result of new information, future events or results or otherwise. CAUTIONARY NOTE TO UNITED STATES INVESTORS The Company is permitted under the MJDS to prepare the Prospectus, the Prospectus Supplement and the documents incorporated by reference therein in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. All mineral resource and mineral reserve estimates included in this presentation, the Prospectus, Prospectus Supplement and the documents incorporated by reference therein, have been or will be prepared in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ significantly from the mineral reserve disclosure requirements of the SEC set out in Industry Guide 7. Consequently, mineral reserve and mineral resource information included and incorporated by reference in this presentation, the Prospectus and the Prospectus Supplement is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC. Cautionary Statements

In particular, Industry Guide 7 applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in Industry Guide 7. Under SEC standards, mineralization may not be classified as a ‘‘reserve’’ unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issued imminently in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates included and incorporated by reference in this presentation, the Prospectus and the Prospectus Supplement may not qualify as ‘‘reserves’’ under SEC standards. In addition, the information included and incorporated by reference in this presentation, the Prospectus and the Prospectus Supplement may use the terms ‘‘mineral resources’’, ‘‘measured mineral resources’’, ‘‘indicated mineral resources’’ and ‘‘inferred mineral resources’’ to comply with the reporting standards in Canada. Industry Guide 7 does not currently recognize mineral resources and U.S. companies are generally not permitted to disclose mineral resources in documents they file with the SEC. Investors are specifically cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves under Industry Guide 7. Further, ‘‘inferred mineral resources’’ have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of an inferred mineral resource exists. In accordance with Canadian rules, estimates of ‘‘inferred mineral resources’’ cannot form the basis of feasibility or, except in limited circumstances, other economic studies. It cannot be assumed that all or any part of ‘‘measured mineral resources’’, ‘‘indicated mineral resources’’ or ‘‘inferred mineral resources’’ will ever be upgraded to a higher category of mineral resources or that mineral resources will be classified as mineral reserves. Investors are cautioned not to assume that any part of the reported ‘‘measured mineral resources’’, ‘‘indicated mineral resources’’ or ‘‘inferred mineral resources’’ included and incorporated by reference in this presentation, the Prospectus and the Prospectus Supplement is economically or legally mineable. Disclosure of ‘‘contained ounces’’ in a resource is permitted under NI 43-101; however, the SEC normally only permits issuers to report mineralization that does not constitute ‘‘reserves’’ by SEC standards as in place tonnage and grade without reference to unit measures. In addition, the documents included and incorporated by reference in the Prospectus and the Prospectus Supplement may include information regarding adjacent or nearby properties on which the Company has no right to mine. The SEC does not normally allow U.S. companies to include such information in their filings with the SEC. For the above reasons, information included and incorporated by reference in this presentation, the Prospectus and the Prospectus Supplement that describes our mineral reserve and resource estimates or that describes the results of pre-feasibility or other studies is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC. SCIENTIFIC AND TECHNICAL INFORMATION Scientific and technical Information contained in this presentation regarding the Company’s mineral properties has been approved by R. Michael Jones, P.Eng., President and Chief Executive Officer of the Company, and a non-independent Qualified Person for purposes of National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). Scientific or technical information contained herein relating to the Waterberg Project is derived from the October 19, 2016 technical report titled “Independent Technical Report on the Waterberg Project Including Mineral Resource Update and Pre-Feasibility Study” (“Waterberg – NI 43-101 Technical Report”). Cautionary Statements

PLATINUM GROUP METALS | WATERBERG PGM PROJECT

OVERVIEW OF PLATINUM GROUP METALS LTD.

A PGM Exploration and Development Company Focused on Low-Cost Bulk Mechanized Mining

- Waterberg Project - large scale palladium and platinum reserves in South Africa.
- Waterberg 2016 pre-feasibility study confirms potential for a large, low cash cost per ounce PGM mine.
- **Impala Platinum Ltd. (IMP:JSE) ("Implats") purchased 15% of Waterberg PGM Project for US$30M including a right of first refusal for concentrate offtake.**
- **Implats acquired an option to increase its stake to a 50.01% controlling interest through additional payments totaling US$166M with an agreement to confirm project finance plan.**
- Sale of Maseve Mine to Royal Bafokeng Platinum Ltd. (RBP:JSE) for US $74M* in cash and stock. Step 1 completed on April 6, 2018 for Rand equivalent of US $58M in cash. Step 2 completed on April 26, 2018 for RBPlat shares valued at approximately US$8.17M+ (received), plus the Rand equivalent of approximately US$4.59M+ in cash (to be received upon RBPlat replacing the Company's environmental bond in respect of Maseve).

* As valued at the time of signing in November 2017. Includes approx. US $855,000 payable to a minority partner
\+ As valued at May 2, 2018.

PLATINUM GROUP METALS
PLG: NYSE AMERICAN | PTM: TSX
7

PLATINUM GROUP METALS | WATERBERG PGM PROJECT

WHY WATERBERG?

- **Probable Reserve: 12.3 Million Ounce Palladium, Platinum, Gold and Rhodium (4E)***
- **Indicated Resource: 24.9 Million Ounces (4E) and Inferred Resource: 10.8 Million Ounces (4E)***
- **THICK** - amenable to **bulk mechanized mining** – higher skilled and educated work force.
- Metal balance is majority **palladium** – strong gold credit.
- **SHALLOW** - deposit starts 140m from surface - allows for potential multi decline ramp access - **lower capital costs** compared to deep vertical shafts
- **DESIRABLE** low chrome **concentrate** with base metal content amenable to existing smelters.



40m
Waterberg Deposit
13 story stopes
1.85m
1.2m
Merensky Reef
Conventional Stopes

**100% Waterberg Project*
See Waterberg NI 43-101 Technical Report dated October 19, 2016 with an effective date of October 17, 2016. Also see Appendix for further details, including grade, of each metal.

PLATINUM GROUP METALS
PLG: NYSE AMERICAN | PTM: TSX
8

9 SHARE STRUCTURE AND CAPITAL MARKETS DEBT US $61.71M Secured Debt (Liberty Metals)1 US $20M 6 7/8% Convertible Senior Subordinated Notes, 2022 POTENTIAL FUTURE CASH US $12.76M2 - Maseve Mine Sale Step 2 US $3.19M – Private Placement with Hosken Consolidated Investments Limited STOCK SYMBOL PLG:NYSE AMERICAN; PTM:TSX CLOSING SHARE PRICE* US $0.20 52 WEEK HIGH / LOW* US $1.23 / $0.19 ISSUED AND OUTSTANDING 150,910,006 OPTIONS 3,487,950 MARKET CAPITALIZATION* US $30.18M MAJOR SHAREHOLDERS Franklin Templeton, Blackrock, Liberty Metals, Donald Smith & Co. AS OF MAY 2, 2018 1 Includes production payment termination fee of US $8.81M that increases to US $18.81M if not paid before May 15, 2018 2 Includes RBPlat shares (received) valued at approximately US $11.145M in November 2017 and US $8.17M as at May 2, 2018, plus the Rand equivalent of approximately US $4.59M in cash, at the daily average exchange rate for ZAR to USD as of May 2, 2018 (to be received upon RBPlat replacing the Company’s environmental bond in respect of Maseve). * On the NYSE American

10 IMPLATS STRATEGIC INVESTMENT Implats Investment Provides Mine to Market Roadmap for the Waterberg Project Implats purchased 15% of Waterberg for US $30M in cash. Acquires right of first refusal for concentrate offtake. Implats acquired an option to increase its stake to a 50.01% controlling interest through additional payments totaling US $166M with agreement to confirm project finance plan. Leverages operating expertise. Implats is the world’s second largest producer of platinum. Downstream solution. Implats is an integrated producer with smelting, refining and marketing capabilities providing a mine to market roadmap.

11 TRANSACTION SUMMARY STEP 1 Implats has purchased a 15% interest in operating company Waterberg JV Resources Pty Ltd. for US $30M. PTM sold 8.6% interest for US $17.2M and retains a 37.05% direct interest. JOGMEC sold 6.4% interest for US $12.8M and retains a 21.95% interest. (JOGMEC has subsequently announced a proposed sale of 9.755% to HANWA Co., Ltd.) BEE Partner Mnombo maintains 26% interest. PTM maintains 49.90% interest in Mnombo resulting in an aggregate 50.02% interest.* JOGMEC retains right to all metal marketing. Implats acquired an option to increase its stake to a 50.01% controlling interest through additional payments totaling US $166M with agreement to confirm project finance plan. * As a result of Platinum Group’s 49.9% ownership interest in Mnombo, the Company has an effective interest in the Waterberg Project of 50.02%. The Company has agreed to fund Mnombo’s pro rata share of costs through the completion of the DFS. 50.02%* 21.95% 15.00% 100% (BEE Partner Mnombo) Implats Purchase of 15% Interest in the Waterberg Project for US $30M Sales

12 TRANSACTION SUMMARY STEP 2 Upon completion of DFS Implats has an option to increase ownership to 50.01% with a firm funded acquisition and development commitment. Purchase an additional 12.195% from JOGMEC for US $34.8M. Acquire an additional 22.815% (4.755% from JOGMEC and 18.06% from PTM) by spending US $130M on project development. BEE Partner Mnombo would maintain a 26% interest. PTM holds a 49.90% interest in Mnombo resulting in an aggregate 31.96% interest.* Broad Based Empowerment planned for fair value at completion of development commitment. Implats to confirm specific terms of project financing upon completion of development commitment. Upon DFS Completion Implats Can Increase Stake to 50.01% for Payments Totalling US $166M *As a result of Platinum Group’s 49.9% ownership interest in Mnombo the Company would have an effective interest in the Waterberg Project of 31.96% 31.96%* 50.01% 100% (BEE Partner Mnombo) 5% Sales

13 IRR and NPV Based on Investment Bank Consensus USD Prices: Pd $800, Pt $1,213, Au $1,300, Rh $1,000, 15ZAR/USD. Reserves and Resources Based on Three Year Trailing USD Prices: Pd $710, Pt $1,212, Au $1,229, Rh $984, 15ZAR/USD. 100% Waterberg Project. See Waterberg NI 43-101 Technical Report dated October 19, 2016 with an effective date of October 17, 2016. DFS in progress which will update timing and results. Total cash costs presented net of copper and nickel by-product credits. Mineral resources that are not mineral reserves do not have demonstrated viability. See Appendix for further details, including grade, of each metal. 2016 Pre-feasibility Study key estimates PROBABLE RESERVES 12.3M OZS 4E (103Mt @3.73 g/t 4E) INDICATED RESOURCES 24.9M OZS 4E (218Mt @ 3.55 g/t 4E) INFERRED RESOURCES 10.80M OZS 4E (97Mt @ 3.46 g/t 4E) BASE METALS (Probable Reserve) Cu: 191 Mlb @ 0.08%, Ni: 333 Mlb @ 0.15% STEADY STATE PRODUCTION 744K Ounces/Year 4E + 23 Mlb Cu/Ni METAL SPLIT T-Zone – Pt 29%, Pd 49%, Au 21%, Rh 1% F-Zone – Pt 30%, Pd 64%, Au 5%, Rh 1% TOTAL CASH COST US $481 per 4E Ounce NPV 8% POST TAX US $507M IRR POST TAX 16.30% PEAK FUNDING US $914M MINE LIFE 19 YEARS

METAL PRICE sENSITIVITY The Waterberg PGM Project is Highly Geared to the Price of Palladium. At a 20% increase in the basket price results post tax IRR increase from 13.5% to 20% and the NPV8 increases from US $320M to US $790M. (Independent Technical Report PFS) IRR and NPV Based on 3-Year Trailing Average USD Prices (July 31, 2016): Pd $710, Pt $1,212, Au $1,229, Rh $984, 15ZAR/USD. 100% Waterberg Project. DFS in progress which will update results. See Waterberg NI 43-101 Technical Report dated October 19, 2016 with an effective date of October 17, 2016. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Parameter Change in Parameter Chan ge in Parameter Change in Parameter Change in Parameter Change in Parameter Metal Prices IRR (post - tax) NPV (8% Discount) (R000) NPV (8% Discount) ($000) - 20% 5% - 2,467 - 164 - 10% 10% 1,211 67 0% 13.5% 4,805 320 10% 17% 8,344 556 20% 20% 11,854 790 Head Grade IRR (post - tax) NPV (8% Discount) (R000) NPV (8% Discount) ($000) - 20% 6% - 1,513 - 101 - 10% 10% 1,562 104 0% 13.5% 4,805 320 10% 16% 7,562 504 20% 19% 10,505 700 Capex IRR (post - tax) NPV (8% Discount) (R000) NPV (8% Discount) ($000) - 20% 17% 8,16 1 544 - 10% 15% 6,484 432 0% 13.5% 4,805 320 10% 12% 3,109 207 20% 10% 1,395 93 Opex IRR (post - tax) NPV (8% Discount) (R000) NPV (8% Discount) ($000) - 20% 18% 7,435 496 - 10% 16% 6,121 408 0% 13.5% 4,805 320 10% 12% 3,246 216 20% 10% 2,124 14

15 DEFINITIVE FEASIBILITY STUDY Implats and Platinum Group Metals as the Operator Have Agreed the DFS Scope A joint owners team has been selected for the DFS with two options being investigated. Option 1: 600ktpm Option 2: 250ktpm – 350ktpm The DFS will be completed in accordance with both SAMREC (South Africa) and 43-101 (Canada) standards. The DFS is expected to be completed by the end of calendar 2018 or early 2019. Stantec Consulting International LLC and DRA Projects SA (Proprietary) Limited have been selected as the lead independent project engineers.

PLATINUM GROUP METALS | WATERBERG PGM PROJECT

ANTICIPATED DEVELOPMENT TIMELINE

Implats Definitive Feasibility Study Participation Reinforces Path to Development

The Waterberg Project has a completed PFS and is moving towards definitive feasibility and permitting.

COMPLETE 2014

PEA

Deliverables
- Proven Business Case
- No fatal-flaws
- Forward work-plan

COMPLETE 2016

PREFEASIBILITY STUDY

Action Steps
- Additional exploration drilling
- Geological modelling
- Metallurgical test work
- EIA / EMP / Permitting
- Improve business case
- Perform option trade-offs

Deliverables
- Single Option selected
- Ratified and optimised business-case

File Mining Right Application (2018)

CURRENT PHASE 2017 - 2019

DEFINITIVE FEASIBILITY STUDY

Action Steps
- **Study two possible options.**
- **Option 1: 600ktpm**
- **Option 2: 250-350ktpm**

Deliverables
- **Full detailed-design and costing**
- **Implementation plan**

POTENTIAL 2019+

POTENTIAL DEVELOPMENT, CONSTRUCTION AND RAMP-UP

PLATINUM GROUP METALS

PLG: NYSE AMERICAN | PTM: TSX

16

17 HOSKEN CONSOLIDATED INVESTMENTS LTD. (“HCI”) HCI is a South African black empowerment investment holding company listed on the JSE Securities Exchange. HCI is involved in a diverse group of investments including hotel and leisure; interactive gaming; media and broadcasting; transport; mining; clothing; and properties. On May 3, 2018, the Company entered into a subscription agreement with HCI for the sale of 16,767,778 units for aggregate gross proceeds of US$3.19M, subject to customary closing conditions, including stock exchange approvals. Assuming closing of this investment (the “HCI Investment”), which must occur prior to or concurrently with the closing of the Offering as a condition to the closing of the Offering, HCI (or an affiliate of HCI) will hold 10% of the Company’s issued and outstanding common shares (prior to giving effect to the Offering) and will be entitled to nominate a member of the Company’s Board of Directors and participate in future equity financings. HCI’s nominee to the Company’s board of directors will be Mr. John Anthony Copelyn, B.A. [Hons] B.Proc., Chief Executive Officer of HCI. HCI has indicated its interest in participating in the Offering on a pro-rata basis to maintain a 10% ownership stake in the Company.

18 Remaining secured debt obligation related to the Maseve Mine is approximately US$61.71M, including a US$8.81M production payment termination fee which would increase to US$18.81M if not paid before May 15, 2018. Planned proceeds from Step 2 of the Maseve Mine sale to Royal Bafokeng Platinum to be paid against secured debt.* The Company is planning to settle the senior secured credit facility residual debt via a combination of equity, debt refinancing or other potential transactions. The Company is required to raise US$20M in equity, subordinated debt or securities convertible into equity before May 15, 2018, and, if the Company uses the first US$20M in proceeds to reduce its debt obligation before May 15, 2018 and is not in default of its obligations to the lender, the maturity date for the debt will be June 30, 2019. If completed prior to May 15, 2018, the HCI Investment will be deemed part of the required US$20M financing, described above, and proceeds from the HCI Investment (together with the proceeds from any other financings, including the Offering, that are considered a part of the required financing) would be used to repay the Company’s debt obligation. If the Company does not complete the US$20M raise and payment prior to May 15, 2018 or if the Company is in default of its obligations, then the Company will be required to raise an additional US $20M by an equity/subordinated debt offering by July 31, 2018. If the HCI Investment occurs from and after May 15, 2018, 50% of the net proceeds of the HCI Investment would be used to repay the Company’s debt obligation, pursuant to the terms of the Company’s secured credit facility. FINANCIAL UPDATE Debt Reduction In Process Through Maseve Mine Sale * The Company is precluded from issuing securities with cashless exercise provisions for financings subsequent to the Offering and can only incur indebtedness that is satisfactory to LMM pursuant to the LMM Facility Agreement.

19 Waterberg PGM Project – US $30M investment from Implats – the world’s second largest producer of platinum. CONCLUSIONS Implats Investment in Waterberg Provides Mine to Market Roadmap Palladium Mine at an Important Time for the Commodity 01 Implats investment establishes a mine to market roadmap with a potential US $166M investment, offtake and project finance package for 50.01% stake. Waterberg has the potential to be a large, low cost, bulk mine. Definitive feasibility study underway. 02 03

Reserves and Resources 2016 PFS Details 20 appendix

21 Waterberg project reserves Mineral Reserve Estimate October 17, 2016 PROBABLE MINERAL RESERVE AT 2.5 g/t 4E Cut-off – TONNAGE AND GRADES ZONE Mt CUT-OFF GRADE (g/t) Pt (g/t) Pd (g/t) Au (g/t) Rh (g/t) 4E (g/t) Cu (%) Ni (%) T-ZONE 16.5 2.5 1.14 1.93 0.83 0.04 3.94 0.16 0.08 F-ZONE 86.2 2.5 1.11 2.36 0.18 0.04 3.69 0.07 0.16 TOTAL 102.7 2.5 1.11 2.29 0.29 0.04 3.73 0.08 0.15 PROBABLE MINERAL RESERVE AT 2.5 g/t Cut-off – CONTAINED METAL ZONE Mt Pt (Moz) Pd (Moz) Au (Moz) Rh (Moz) 4E (Moz) 4E CONTENT (kg) Cu (Mlb) Ni (Mlb) T-ZONE 16.5 0.61 1.03 0.44 0.02 2.09 65,097 58.21 29.10 F-ZONE 86.2 3.07 6.54 0.51 0.10 10.22 318,007 132.97 303.94 TOTAL 102.7 3.67 7.57 0.95 0.12 12.32 383,103 191.18 333.04 *100% Waterberg Project. See Waterberg NI 43-101 Technical Report dated October 19, 2016 with an effective date of October 17, 2016.

22 Waterberg PGM project RESOURCES T-Zone and F-Zone Mineral Resource Estimate - October 17, 2016 T-ZONE 2.5 g/t CUT-OFF RESOURCE CATEGORY CUT-OFF Tonnage GRADE METAL 4E Pt Pd Au Rh 4E Cu Ni 4E g/t Mt g/t g/t g/t g/t g/t % % Kg Moz INDICATED 2.5 31.540 1.13 1.90 0.81 0.04 3.88 0.16 0.08 122,375 3.934 INFERRED 2.5 19.917 1.10 1.86 0.80 0.03 3.79 0.16 0.08 75,485 2.427 F-ZONE 2.5 g/t CUT-OFF RESOURCE CATEGORY CUT-OFF TONNAGE GRADE METAL 4E Pt Pd Au Rh 4E Cu Ni 4E g/t Mt g/t g/t g/t g/t g/t % % Kg Moz INDICATED 2.5 186.725 1.05 2.23 0.17 0.04 3.49 0.07 0.16 651,670 20.952 INFERRED 2.5 77.295 1.01 2.16 0.17 0.03 3.37 0.04 0.12 260,484 8.375 *100% Waterberg Project. See Waterberg NI 43-101 Technical Report dated October 19, 2016 with an effective date of October 17, 2016.

PLATINUM GROUP METALS | WATERBERG PGM PROJECT

WATERBERG PGM PROJECT
RESOURCES | Total Mineral Resource Estimate – October 17, 2016

WATERBERG TOTAL 2.5 g/t CUT-OFF

RESOURCE CATEGORY	CUT-OFF	TONNAGE	GRADE							METAL	
	4E		Pt	Pd	Au	Rh	4E	Cu	Ni	4E	
	g/t	Mt	g/t	g/t	g/t	g/t	g/t	%	%	Kg	Moz
INDICATED	2.5	218.265	1.06	2.18	0.26	0.04	3.55	0.08	0.15	774,045	24.886
INFERRED	2.5	97.212	1.03	2.10	0.30	0.03	3.46	0.06	0.11	335,969	10.802

4E = Platinum Group Elements (Pt+Pd+Rh+Au). The cut-offs for mineral resources have been established by a qualified person after a review of potential operating costs and other factors. The mineral resources stated above are shown on a 100% basis, that is, for the Waterberg Project as a whole entity. Conversion Factor used – kg to oz = 32.15076. Numbers may not add due to rounding. Resources do not have demonstrated economic viability. A 5% and 7% geological loss has been applied to the Indicated and Inferred categories respectively. Effective Date Oct 17, 2016. Metal prices used in the reserve estimate are as follows based on a 3-year trailing average (as at July 31/2016) in accordance with U.S. Securities and Exchange Commission ("SEC") guidance for the assessment of resources; US$1,212/oz Pt, US$710/oz Pd, US$1,229/oz Au, US$984/oz Rh, US$6.10/lb Ni, US$2.56/lb Cu, US$/ZAR15.

1. The mineral resources are classified in accordance with the SAMREC standards. There are certain differences with the "CIM Standards on Mineral Resources and Reserves"; however, in this case the QP believes the differences are not material and the standards may be considered the same. Mineral resources that are not mineral reserves do not have demonstrated economic viability and Inferred resources have a high degree of uncertainty.
2. The mineral resources are provided on a 100% project basis and Inferred and Indicated categories are separate and the estimates have an effective date of 17 October 2016.
3. A cut-off grade of 2.5 g/t 4E for both the T and the F-Zones is applied to the selected base case mineral resources.
4. Cut off for the T and the F-Zones considered costs, smelter discounts, concentrator recoveries from previous engineering work completed on the property by the Company and its independent engineers. The resource model was cut-off at an arbitrary depth of 1,250 meters, although intercepts of the deposit do occur below this depth.
5. Mineral resources were completed by Mr. CJ Muller of CJM Consulting.
6. Mineral resources were estimated using kriging methods for geological domains created in Datamine Studio3 from 303 original holes and 483 deflections. A process of geological modelling and creation of grade shells using indicating kriging was completed in the estimation process.
7. The estimation of mineral resources has taken into account environmental, permitting and legal, title, and taxation, socio-economic, marketing and political factors.
8. The mineral resources may be materially affected by metals prices, exchange rates, labor costs, electricity supply issues or many other factors detailed in the Company's Annual Information Form.
9. The data that formed the basis of the estimate are the drill holes drilled by Platinum Group, which consist of geological logs, the drill hole collars surveys, the downhole surveys and the assay data. The area where each layer was present was delineated after examination of the intersections in the various drill holes.
10. There is no guarantee that all or any part of the mineral resource not included in the current reserves will be upgraded and converted to a mineral reserve.
11. Reserves are a subset of resources.

See Waterberg NI 43-101 Technical Report dated Oct 19, 2016 with an effective date of October 17, 2016.

PLATINUM GROUP METALS

PLG: NYSE AMERICAN | PTM: TSX

23

24 ITEM LIFE OF MINE AVERAGE 5 YEAR AVERAGE: 2022-2026 10 YEAR AVERAGE: 2022-2031 MINE SITE CASH COST 389 390 374 NICKEL CREDITS 98 97 98 COPPER CREDITS 42 40 40 TOTAL MINE CASH COSTS AFTER CREDITS 248 253 236 REALISATION COST (SMELTER ‘COST’, TRANSPORT) 232 224 231 TOTAL CASH COSTS AFTER CREDITS 481 477 467 Projected COSTS Projected 4E Cash Costs Before and After Credits and Costs US$/OZ 4E IN CONCENTRATE *100% Waterberg Project. See Waterberg NI 43-101 Technical Report dated Oct 19, 2016 with an effective date of October 17, 2016. Mineral resources that are not mineral reserves do not have demonstrated viability.

25 PARAMETER UNIT 3 YEAR TRAILING AVERAGE (JULY 31, 2016) INVESTMENT BANK CONSENSUS PRICE (SEP 16, 2016) PLATINUM USD /OZ 1,212 1,213 PALLADIUM USD /OZ 710 800 GOLD USD /OZ 1,229 1,300 RHODIUM USD /OZ 984 1,000 T AND F COMBINED BASKET (4E) USD /OZ 899 960 NICKEL USD /LB 6.10 7.50 COPPER USD /LB 2.56 2.90 PGM BASE METALS REFINING CHARGE % GROSS SALES PAY 85% COPPER REFINING CHARGE % GROSS SALES PAY 73% NICKEL REFINING CHARGE % GROSS SALES PAY 68% ECONOMIC ASSUMPTIONS Three Year Trailing and Investment Bank Consensus Prices – October 2016 PFS *100% Waterberg Project. See Waterberg NI 43-101 Technical Report dated Oct 19, 2016 with an effective date of October 17, 2016. Mineral resources that are not mineral reserves do not have demonstrated viability.

26 ITEM DISCOUNT RATE ZAR MILLIONS (BEFORE TAX) ZAR MILLIONS (AFTER TAX) USD MILLIONS (BEFORE TAX) USD MILLIONS (AFTER TAX) NET PRESENT VALUE UNDISCOUNTED 36,096 25,042 2,406 1,669 4.0% 18,213 11,883 1,214 792 6.0% 12,666 7,808 844 520 8.0% 8,565 4,805 571 320 10.0% 5,519 2,584 368 172 12.0% 3,249 939 217 62 14.0% 1,555 -278 104 -19 INTERNAL RATE OF RETURN PROJECT PAYBACK PERIOD (YEARS) FROM 2017 16.6% 13.5% 16.6% 13.5% 10 10 10 10 PROJECTED FINANCIAL RETURNS Three Year Trailing Average Price Deck 15R/USD 20 years October 2016 PFS *100% Waterberg Project. See Waterberg NI 43-101 Technical Report dated Oct 19, 2016 with an effective date of October 17, 2016. Mineral resources that are not mineral reserves do not have demonstrated viability.

27 ITEM DISCOUNT RATE ZAR MILLIONS (BEFORE TAX) ZAR MILLIONS (AFTER TAX) USD MILLIONS (BEFORE TAX) USD MILLIONS (AFTER TAX) NET PRESENT VALUE UNDISCOUNTED 45,781 31,946 3,052 2,130 4.0% 24,180 16,184 1,612 1,079 6.0% 17,426 11,263 1,162 750 8.0% 12,402 7,610 827 507 10.0% 8,641 4,884 576 325 12.0% 5,812 2,842 387 189 14.0% 3,676 1,311 245 87 INTERNAL RATE OF RETURN PROJECT PAYBACK PERIOD (YEARS) FROM 2017 19.8% 16.3% 19.8% 16.3% 9 9 9 9 PROJECTED FINANCIAL RETURNS Investment Bank Consensus Price Deck 15R/USD – 20 years October 2016 PFS *100% Waterberg Project. See Waterberg NI 43-101 Technical Report dated Oct 19, 2016 with an effective date of October 17, 2016. Mineral resources that are not mineral reserves do not have demonstrated viability.

Suite 788 – 550 Burrard Street Vancouver, BC V6C 2V5 Canada +1 604-899-5450 info@platinumgroupmetals.net www.platinumgroupmetals.net _____________________________ Platinum Group Metals RSA (Pty) Ltd. 1st Floor, Platinum House 24 Sturdee Avenue Rosebank, Johannesburg 2196 SA